UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2013

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35003	76-0677208
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1880 S. Dairy Ashford, Suite 300
Houston, Texas	77077-4760
(Address of principal executive offices)	(zip code)

(281) 674-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As reported in a Schedule 13D/A filed on September 26, 2013, Digital Investments LP (“Digital”) purchased from Energy Growth AS 4,049,691 shares of common stock of RigNet, Inc. (the “Company”) and warrants to purchase 703,309 shares of common stock. Digital is affiliated with Kohlberg Kravis Roberts & Co.

On November 5, 2013, the Company entered into a non-disclosure and standstill agreement with Digital (the “Standstill Agreement”). The Standstill Agreement provides in pertinent part that through August 26, 2016, neither Digital nor any of its affiliates engaged in the private equity business of Kohlberg Kravis Roberts & Co. shall, without the prior written consent of the Company, directly or indirectly,

•	make (or encourage or assist any third party in making) any statement or proposal to the Company’s board of directors (the “Board”), representatives or any of its stockholders regarding, or make (or encourage or assist any third party in making) any public announcement, proposal or offer (including any “solicitation” of “proxies” ) with respect to (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company, (iii) any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or (iv) any proposal to seek representation on the Board in excess of one board member or otherwise seek to control or influence the management, Board or policies of the Company;

•	take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in the preceding bullet point; or

•	acquire by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets; provide that Digital may acquire common stock of the Company or securities convertible or exchangeable into common stock of the Company so long as after giving effect to such acquisitions Digital shall own no more than its current holdings in common stock on a fully diluted basis.

On November 5, 2013, the Company entered into a registration rights agreement with Digital (“New Registration Rights Agreement”) with terms and provisions substantially similar to the Company’s existing registration rights agreement dated June 20, 2005 with certain of its stockholders (filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-1 [File No. 333-169723]). Pursuant to the New Registration Rights Agreement, Digital is entitled to demand, piggyback and Form S-3 registration rights for the securities it acquired from Energy Growth AS.

The foregoing descriptions are qualified in their entirety by reference to the Standstill Agreement and the New Registration Rights Agreement, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2013, the Board unanimously voted to increase the size of its board to ten members and elected Mattia Caprioli as a director, effective October 31, 2013. Mr. Caprioli is a director of Digital Investments GP, the general partner of Digital.

Mr. Caprioli will not participate in the Company’s non-employee director compensation arrangements described on pages 14 through 15 of the Company’s 2013 Proxy Statement, filed with the Securities and Exchange Commission on March 19, 2013, or otherwise be compensated by the Company for his services as a director of the Company. Mr. Caprioli will, however, be entitled to reimbursement for his reasonable expenses that may be incurred in attending Board and committee meetings, and related activities in connection with his duties as a director of the Company.

Mr. Caprioli was not appointed to a committee of the Board.

A copy of the press release in which his election was announced is furnished as Exhibit 99.1 to this report.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 31, 2013, the Board approved an amendment to the Company’s bylaws, effective as of such date, to include a new Section 8.5 of the bylaws regarding forum selection.

The new forum selection bylaw provides that: “Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.”

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Exhibit Description

3.1	Bylaws of RigNet, Inc., as amended as of October 31, 2013.

10.1	Nondisclosure and Standstill Agreement dated November 5, 2013 between RigNet, Inc. and Digital Investments LP.

10.2	Registration Rights Agreement dated November 5, 2013 between RigNet, Inc. and Digital Investments LP.

99.1	Press release dated October 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGNET, INC.

By:	/s/ MARTIN L. JIMMERSON, JR.
Martin L. Jimmerson, Jr.
Chief Financial Officer

Dated: November 6, 2013

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

3.1	Bylaws of RigNet, Inc., as amended as of October 31, 2013.

10.1	Nondisclosure and Standstill Agreement dated November 5, 2013 between RigNet, Inc. and Digital Investments LP.

10.2	Registration Rights Agreement dated November 5, 2013 between RigNet, Inc. and Digital Investments LP.

99.1	Press release dated October 31, 2013.